EXECUTION

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

between

GS MORTGAGE SECURITIES CORP.,
as Assignor

and

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE,
as Assignee

and as acknowledged by

WELLS FARGO BANK, N.A.,

as Master Servicer

Dated as of

February 1, 2006

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT made as of this 1st day of February, 2006 (this “Assignment Agreement”), is between U.S. Bank National Association, not in its individual capacity, but solely as trustee on behalf of GSR Mortgage Loan Trust 2006-2F (the “Assignee” or the “Trustee”), and GS Mortgage Securities Corp., a Delaware corporation (the “Assignor” or the “Depositor”), and is acknowledged by Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”).

WHEREAS, Goldman Sachs Mortgage Company (“GSMC”) acquired certain mortgage loans identified on Schedule I hereto (the “Mortgage Loans”) from various originators on a servicing released basis through its residential mortgage loan conduit program pursuant to the Sellers Guide dated August 30, 2004 (the “Sellers Guide”), and various Master Loan Purchase Agreements (each, a “MLPA,” and collectively, together with the Sellers Guide, the “Conduit Agreements”), each between GSMC and the related seller;

WHEREAS, the Mortgage Loans are currently being subserviced by Avelo Mortgage, L.L.C. (the “Subservicer”) pursuant to a Flow Servicing Agreement dated as of January 1, 2006 (the “Servicing Agreement,” and together with the Conduit Agreements, the “Agreements”), between GSMC and the Subservicer;

WHEREAS, GSMC, the Assignor and the Subservicer have entered into the Assignment, Assumption and Recognition Agreement dated as of February 1, 2006 (the “AAR”), and GSMC and the Assignor have entered into a Representations and Warranties Agreement dated as of February 24, 2006 (together with the AAR, the “GSMC Assignment Agreement”), pursuant to which GSMC has sold to the Assignor the Mortgage Loans, assigned its rights (absent the servicing rights related thereto) under the Mortgage Loans and the Agreements to the Assignor and made certain representations and warranties to the Assignor; and

WHEREAS, pursuant to a Master Servicing and Trust Agreement dated as of February 1, 2006 (the “Trust Agreement”), among the Assignor, as depositor, the Assignee, JPMorgan Chase Bank, National Association, as a custodian (a “Custodian”), Deutsche Bank National Trust Company, as a custodian (a “Custodian” and, together with JPMorgan Chase Bank, National Association, the “Custodians”), and Wells Fargo Bank, N.A., as securities administrator and master servicer (in its master servicing capacity, the “Master Servicer”), the Assignor will transfer the Mortgage Loans to the Trustee, together with the Assignor’s rights under the Conduit Agreements, to the extent relating to the Mortgage Loans (other than the servicing rights and the rights of the Assignor to indemnification thereunder);

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Assignment and Assumption.  (a) The Assignor hereby assigns to the Assignee, as of the date hereof, all of its right, title and interest in and to the Mortgage Loans, the GSMC Assignment Agreement and the Agreements, to the extent relating to the Mortgage Loans (other than the servicing rights and the rights of the Assignor to indemnification thereunder), and the Assignee hereby assumes all of the Assignor’s rights and obligations under the Agreements, to the extent relating to the Mortgage Loans, from and after February 24, 2006.

(b)

The Assignor represents and warrants to the Assignee that the Assignor has not taken any action that would serve to impair or encumber the Assignor’s ownership interest in the Mortgage Loans since the date of the related MLPA.

(c)

The Assignor shall have the right to amend, modify or terminate the Agreements without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder; provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

2.

Accuracy of Agreements.  The Assignor represents and warrants to the Assignee that (i) attached hereto as Exhibit 1 are true, accurate and complete copies of the Agreements, (ii) the Agreements are in full force and effect as of the date hereof, (iii) other than as provided herein, the Agreements have not been amended or modified in any respect and (iv) no notice of termination has been given to the Subservicer under the Servicing Agreement.

3.

[Reserved]

4.

Representations and Warranties of the Assignee.  The Assignee hereby represents and warrants to the Assignor as follows:

(a)

Authority.  The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Assignment Agreement and to perform its obligations hereunder and under the Agreements.

(b)

Enforceability.  The Assignee hereto represents and warrants that this Assignment Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.

Representations and Warranties of the Assignor.  The Assignor hereby represents and warrants to the Assignee as of the date hereof, unless otherwise stated below, as follows:

(a)

Organization.  The Assignor has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to enter into and perform its obligations under the Agreements and this Assignment Agreement.

(b)

Enforceability.  This Assignment Agreement has been duly executed and delivered by the Assignor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Assignor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)

No Consent.  The execution, delivery and performance by the Assignor of this Assignment Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof.

(d)

Authorization; No Breach.  The execution and delivery of this Assignment Agreement have been duly authorized by all necessary corporate action on the part of the Assignor; neither the execution and delivery by the Assignor of this Assignment Agreement, nor the consummation by the Assignor of the transactions herein contemplated, nor compliance by the Assignor with the provisions hereof will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Assignor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Assignor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Assignor is a party or by which it is bound.

(e)

Actions; Proceedings.  There are no actions, suits or proceedings pending or, to the knowledge of the Assignor, threatened, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Assignment Agreement or (ii) with respect to any other matter that in the judgment of the Assignor will be determined adversely to the Assignor and will, if determined adversely to the Assignor, materially adversely affect its ability to perform its obligations under this Assignment Agreement.

(f)

Prior Assignments; Pledges.  As of February 24, 2006, except for the sale to the Assignee, the Assignor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

(g)

Releases.  As of February 24, 2006, the Assignor has not satisfied, canceled or subordinated in whole or in part, or rescinded any Mortgage, and the Assignor has not released the related Mortgaged Property from the lien of any Mortgage, in whole or in part, nor has the Assignor executed an instrument that would effect any such release, cancellation, subordination, or rescission.  The Assignor has not released any Mortgagor, in whole or in part, except in connection with an assumption agreement or other agreement approved by the related federal insurer, to the extent such approval was required.

(h)

Compliance with Applicable Laws.  As of February 24, 2006, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending or disclosure laws applicable to the Mortgage Loans have been complied with.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Properties and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(i)

HOEPA.  As of February 24, 2006, no Mortgage Loan is classified as a “high cost” mortgage loan under Section 32 of the Home Ownership and Equity Protection Act of 1994, as amended, and no Mortgage Loan is considered a “high cost” mortgage loan under any applicable federal, state or local laws.

(j)

No High Cost or Covered Loans.  As of February 24, 2006, no Mortgage Loan is a “high cost” or “covered loan,” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS Glossary, which is now version 5.6c Revised, Appendix E) and no Mortgage Loan originated on or after October 1, 2002, through March 6, 2003, is governed by the Georgia Fair Lending Act.

For the purposes of this Section 5 the following definitions shall apply:

Covered Loan:  A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor’s Glossary.

Home Loan:  A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor’s Glossary.

Standard & Poor’s Glossary:  The Standard & Poor’s LEVELS® Glossary, as may be in effect from time to time.

High Cost Loan:  A Mortgage Loan classified as (i) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (ii) a “high cost home,” “threshold,” “covered,” (excluding New Jersey “Covered Home Loans” as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (iii) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor’s Glossary.  For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

(k)

Bring Down.  With respect to the Sellers Guide, nothing has occurred or failed to occur from and after the closing date set forth in the related MLPA to February 24, 2006, that would cause any of the representations and warranties relating to the Mortgage Loans set forth in Section II.B.2. of the Sellers Guide, as such may be amended by the related MLPA, to be incorrect in any material respects as of the date hereof as if made on the date hereof.

It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive delivery of the respective Mortgage Loan Documents to the Custodians and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment.  Upon the discovery by the Assignor or the Assignee and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Assignment Agreement, and in no event later than two (2) Business Days from the date of such discovery.  It is understood and agreed that the obligations of the Assignor set forth in Section 6 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 5.

It is understood and agreed that the Assignor has made no representations or warranties to the Assignee other than those contained in this Section 5, and no other affiliate of the Assignor has made any representations or warranties of any kind to the Assignee.

6.

Repurchase of Mortgage Loans.  Upon discovery or notice of any breach by the Assignor of any representation, warranty or covenant under this Assignment Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Assignor cure such breach and, if the Assignor does not cure such breach in all material respects within sixty (60) days from the date on which it is notified of the breach, the Assignee may enforce the Assignor’s obligation hereunder to purchase such Mortgage Loan from the Assignee at the Purchase Price (as defined in the Trust Agreement).  Notwithstanding the foregoing, however, if such breach is a Qualification Defect, such cure or repurchase must take place within seventy-five (75) days of discovery of such Qualification Defect.

In the event of a repurchase of any Mortgage Loan by the Assignor, the Trustee shall promptly deliver to the Assignor or its designee the related Mortgage File and shall assign to the Assignor all of the Assignee’s rights under the Agreements, but only insofar as the Agreements relate to such Mortgage Loan.

Except as specifically set forth herein, the Assignee shall have no responsibility to enforce any provision of this Assignment Agreement, to oversee compliance hereof, or to take notice of any breach or default thereof.

8.

Continuing Effect.  Except as contemplated hereby, the Agreements shall remain in full force and effect in accordance with thier terms.

9.

Governing Law.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

10.

Notices.  Any notices or other communications permitted or required hereunder or under the Agreements shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:

(a)

in the case of the Subservicer,

Avelo Mortgage, L.L.C.

600 E. Las Colinas Blvd., Ste. 620

Irving, TX 75039

or such address as may hereafter be furnished by the Subservicer;

(b)

in the case of the Assignee,

U.S. Bank National Association,

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention:  Structured Finance Department- GSR 2006-2F

or such other address as may hereafter be furnished by the Assignee; and

(c)

in the case of the Assignor,

GS Mortgage Securities Corp.,

85 Broad Street

New York, New York  10004

Attention:  Anton Kuzmanov

Telephone:  (212) 357-4778

Facsimile:  (212) 902-3000

or such other address as may hereafter be furnished by the Assignor.

(d)

in the case of the Master Servicer,

Wells Fargo Bank, N.A.

P.O. Box 98

Columbia, MD 21046

Attention:  Corporate Trust Group

Facsimile:  (410) 715-2380

or such other address as may hereafter be furnished by the Master Servicer;

11.

Counterparts.  This Assignment Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

12.

Definitions.  Any capitalized term used but not defined in this Assignment Agreement has the meaning assigned thereto in the Agreements.

13.

Trustee Capacity.  It is expressly understood and agreed by the parties hereto that insofar as this Assignment Agreement is executed by the Trustee: (i) nothing herein shall be construed as creating any liability on the part of U.S. Bank National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (ii) under no circumstances shall U.S. Bank National Association in its individual capacity be personally liable for the payment of any indebtedness or expenses undertaken under this Assignment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement the day and year first above written.

ASSIGNOR:

GS MORTGAGE SECURITIES CORP.

By:      /s/ Greg A. Finck
Name: Greg A. Finck
Title:    Managing Director

ASSIGNEE:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:           /s/ James H. Byrnes
Name:     James H. Byrnes
Title:       Vice President

MASTER SERVICER:

WELLS FARGO BANK, N.A.

By:       /s/ Sandra Whalen
Name:       Sandra Whalen
Title:      Vice President

SCHEDULE 1

Mortgage Loan Schedule

EXHIBIT 1

Servicing Agreement, Sellers Guide and applicable MLPAs